UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

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Accenture SCA

(Name of Registrant As Specified In Its Charter)

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ACCENTURE SCA

Notice of Extraordinary Meeting of Shareholders
to be held on June 28, 2005

     The shareholders of Accenture SCA, a Luxembourg société en commandite par actions registered with the Luxembourg Trade and Companies Register under the number B 79 874, with a registered office at 46A Avenue J-F Kennedy, L-1855 Luxembourg (“Accenture SCA”) are cordially invited to attend the

EXTRAORDINARY MEETING

which will be held on June 28, 2005, at 12:00 noon, local time, at the offices of Allen & Overy Luxembourg at 58, rue Charles Martel, L-2134 Luxembourg with the following agenda of proposals to:

1.	Acknowledge the amendment to Article 7 and the addition of a new Article 8 to the Articles of Association of the Company as well as the renumbering of Articles 8 through 23, including all references thereto, as new Articles 9 through 24 of the Articles of Association of the Company have become effective on February 2, 2005 as a result of the condition (condition suspensive) set in the shareholders meeting of the Company dated January 17, 2005 having been satisfied on February 2, 2005;

2.	Amend Articles 5, 7, 19 and 20 of the Articles of Association of the Company in order to:

(a)	amend the rights of the Class II common shares;

(b)	create a new class of common shares known as “Class III common shares” (and various lettered, sub-series of that class);

(c)	provide that the Class II common shares and the Class III common shares (and any sub-series of that class) may be held only by the general partner of the Company and its subsidiaries; and

(d)	reclassify all of the Company’s Class I common shares held by Accenture Ltd, the general partner of the Company, and its subsidiaries (and all various lettered, sub-series of that class) into Class III common shares (and various lettered, sub-series thereof);

3.	Amend Article 7 of the Articles of Association of the Company in order to permit the Company to refuse to honor any request for the redemption of Class I common shares if the redemption would be prohibited under applicable law or regulation (in each case regardless of whether the redemption price is payable in Accenture Ltd Class A common shares, cash or other consideration) or from the date of the announcement of a tender offer by the Company or any of its affiliates for Class I common shares or any securities convertible into, or exchangeable or exercisable for, Class I common shares, until the expiration of ten United States business days after the termination of such tender offer;

4.	Amend Article 7 of the Articles of Association of the Company in order to revise the date used for determining the redemption price of a Class I common share;

5.	Amend Articles 6, 7 and 8 of the Articles of Association of the Company in order to clarify the definition of “Transfer” used throughout the Articles and clarify procedures in connection with various methods of “Transfer” of the Company’s Class I common shares;

6.	Amend Article 10 of the Articles of Association of the Company in order to change the date of the annual general meeting of shareholders to November 15 of each year;

7.	Amend Article 5 of the Articles of Association of the Company to authorize the general partner of the Company to render effective any increase of the subscribed and issued capital, in whole or in part, from time to time, within a period starting as of June 28, 2005 and expiring on the fifth anniversary of such date, including the authorization to issue new shares of any share class by way of a whole or partial increase of the capital up to the total amount of the authorized share capital and for the number and classes of shares being the object of the current authorization;

8.	Hear and approve a report prepared by the general partner of the Company with respect to the cancellation or the limitation of the preferential subscription right of the shareholders of the Company, in accordance with article 32-3 paragraph 5 of the law on commercial companies of August 10, 1915, as amended; and amend Articles 5 of the Articles of Association of the Company to authorize the general partner of the Company, at its discretion, to waive entirely or partially or to limit, or to set conditions in respect of any preferential subscription rights of the existing shareholders for the period of five years, and to determine the amount of issue premium (if any) which will have to be paid and other conditions (if any) which will have to be met by the subscriber(s) in the context of a capital increase; and

9.	Amend Article 5 of the Articles of Association of the Company in order to correct a clerical error made in the notarial deed dated September 29, 2003 recording the increase of the share capital of the Company to the effect that the reference to 766,591,027 Class I common shares in the first paragraph of Article 5 of the Articles of Association of the Company must be deleted and replaced by a reference to 753,843,192 Class I common shares.

     The foregoing items of business are more fully described in the information statement accompanying this notice.

     The general partner has fixed the close of business in Luxembourg on June 1, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. This means that only those persons who were registered holders of Accenture SCA Class I common shares or Class II common shares at the close of business on that date will be entitled to receive notice of the meeting and to attend and vote at the meeting.

     The general partner is not asking you for a proxy in connection with the Extraordinary Meeting and you are requested not to send us a proxy.

Accenture SCA, represented by its general partner ACCENTURE LTD

Dated: June 8, 2005

     We use the term “partner” to refer to the executive employees of Accenture with the “partner” title.

INFORMATION STATEMENT

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Date, Time and Place

     This information statement is provided to the shareholders of Accenture SCA, a Luxembourg partnership limited by shares with its principal executive office at 46A Avenue J-F Kennedy, L-1855 Luxembourg (“Accenture SCA”), in connection with the Extraordinary Meeting of Accenture SCA’s shareholders to be held at 12:00 noon local time on June 28, 2005 (the “Extraordinary Meeting”). The Extraordinary Meeting will be held at the offices of Allen & Overy Luxembourg at 58, rue Charles Martel, L-2134 Luxembourg. This information statement is being sent to shareholders on or about June 8, 2005.

Who Can Vote; Votes Per Share

     All persons who are registered holders of Accenture SCA Class I common shares, par value of €1.25 per share (“Class I common shares”), or Class II common shares, par value of €1.25 per share (“Class II common shares”), at the close of business in Luxembourg on June 1, 2005 are shareholders of record for the purposes of the Extraordinary Meeting and will be entitled to vote at the Extraordinary Meeting. As of the close of business on that date there were outstanding 860,266,522 Class I common shares (which number does not include 111,026,932 issued shares held by Accenture SCA and subsidiaries of Accenture SCA), held by 1,943 shareholders of record, and  470,958,308 Class II common shares, all of which are held by Accenture Ltd, the general partner of Accenture SCA. These shareholders of record (other than Accenture SCA and its subsidiaries) will be entitled to one vote per Class I common share and one vote per Class II common share on all matters submitted to a vote of shareholders, so long as those votes are represented at the Extraordinary Meeting. Your shares will be represented if you attend and vote at the Extraordinary Meeting in person or by proxy.

Quorum and Voting Requirements

     Under Luxembourg law and the Articles of Association of the Company (the “Articles”), there must be established a quorum of half of the Company’s outstanding shares represented and voting at the Extraordinary Meeting, for the purpose of approving the proposals being considered at the Extraordinary Meeting.

     In order to be approved, each proposal, with the exception of Item 1, being considered at the Extraordinary Meeting requires a two-thirds majority vote of the shares represented and voting at the meeting and the consent of the general partner of Accenture SCA. Item 1 requires a simple majority of the shares represented and voting at the Extraordinary Meeting and the consent of the general partner of Accenture SCA. Abstentions will not affect the voting results.

     The general partner of Accenture SCA, Accenture Ltd, intends to vote all 522,642,648 of the Class I common shares that it holds and all 470,958,308 of the Class II common shares in favor of approving each of the proposals to be voted upon at the Extraordinary Meeting. Because Accenture Ltd holds 74.6% of the aggregate outstanding Accenture SCA Class I common shares and Class II common shares it will have the power, acting by itself, to approve all matters scheduled to be voted upon at the Extraordinary Meeting.

ITEMS OF BUSINESS FOR THE EXTRAORDINARY MEETING

     The agenda for the Extraordinary Meeting includes the following items of business. All references to specific Articles contained herein contemplate the acknowledgements in Item No. 1 below. A marked version of the Articles that reflects all of the amendments proposed to be approved at the Extraordinary Meeting is attached as Annex A hereto.

Item No. 1 — Acknowledge the amendments to the Articles effective as of February 2, 2005 as a result of the condition (condition suspensive) set in the General Meeting of Shareholders of the Company dated January 17, 2005 having been satisfied on February 2, 2005.

     On January 17, 2005, the shareholders of the Company approved proposed amendments to the Articles, but the approval was conditioned upon the approval by shareholders of Accenture Ltd of amendments to the bye-laws of Accenture Ltd for the purpose of relocating to the bye-laws comparable transfer restrictions applicable to Accenture Ltd Class A common shares of Accenture Ltd partners and former partners that were beneficially owned by them prior to the time of Accenture Ltd’s initial public offering.

     The annual general meeting of shareholders of Accenture Ltd was held on February 2, 2005. At that meeting, the shareholders of Accenture Ltd approved the proposed amendments to the bye-laws of Accenture Ltd, thus satisfying the condition suspensive set in the January 17, 2005 meeting.

     At the Extraordinary Meeting, the shareholders will acknowledge the amendment to Article 7 and the addition of a new Article 8 to the Articles, as well as the renumbering of Articles 8 through 23, including all references thereto, as new Articles 9 through 24 of the Articles.

Item No. 2 — Amend Articles 5, 7, 19 and 20 of the Articles to amend the terms of the Company’s Class II common shares and to create a new class of common shares known as “Class III common shares” (and various lettered, sub-series of that class), in order to facilitate the efficient movement of cash between the Company and its general partner.

     Proposal to Amend the Class II Common Shares and Create Class III Common Shares

     The Company is proposing certain amendments to the rights of the Class II common shares and the creation of a new class of common shares having a par value of €1.25 per share and known as “Class III common shares” (and all various lettered, sub-series of that class) to be held solely by the general partner of the Company and its subsidiaries and into which all of the Company’s Class I common shares held by Accenture Ltd, the general partner of the Company, and its subsidiaries (and all various lettered, sub-series of that class) would be reclassified. If Item No. 2 is approved, then all outstanding Accenture SCA Class I common shares will be held only by our partners, former partners and their permitted transferees. Accenture Ltd held, as of June 1, 2005, 522,642,648 Class I common shares (and all various lettered, sub-series of that class) and all 470,958,308  of the Company’s outstanding Class II common shares. As of June 1, 2005, Accenture Ltd’s subsidiaries held an additional 111,026,932 Class I common shares.

     Accenture Ltd, in its capacity as the general partner of Accenture SCA, has caused Accenture SCA to propose the amendment of the terms of the Class II shares, as well as the creation of the Class III common shares and additional lettered, sub-series of the same, in order to facilitate the efficient movement of cash between Accenture SCA and Accenture Ltd, free of any withholding taxes.

     If Item No. 2 is approved, then if the Board of Directors of Accenture Ltd authorizes the payment of a cash dividend on Accenture Ltd’s Class A common shares, Accenture Ltd, as general partner of the Company, would cause Accenture SCA to redeem Class II common shares and Class III common shares (or lettered sub-series of that class) that Accenture Ltd holds to obtain cash needed to pay dividends on its Class A common shares. Neither the Company’s Class II common shares nor the Class III common shares (or any lettered sub-series of that class) will be entitled to any cash dividends. At any time that the Company were to pay a cash dividend on its Class I common shares, new Class II common shares and Class III common shares would be issued to the existing holders of the Company’s Class II common shares and Class III common shares (and any lettered sub-series of that class), in each case having an aggregate value of the amount of any cash dividends that the holders of those Class II or Class III common shares would have received had they ratably participated in the cash dividend paid on the Class I common shares. It is currently contemplated that any cash dividends will be paid concurrently and ratably on Accenture Ltd’s Class A common shares and the Company’s Class I common shares.

     Additionally, if Item No. 2 is approved, the Company’s Class II common shares and Class III common shares (and all lettered sub-series of that class) may not be held by anyone other than Accenture Ltd, as general partner of the Company, or its subsidiaries. Class II common shares and Class III common shares will become convertible into each other at a ratio of ten Class II common shares to one Class III common share. Class I common shares and Class II common shares will no longer be convertible into each other. Neither the amendment of the existing Accenture SCA Class II common shares, the creation of Accenture SCA Class III common shares (and all lettered sub-series of that class) nor the reclassification of the Accenture SCA Class I common shares (and all lettered sub-series of that class) currently held by Accenture Ltd and its subsidiaries will have any effect on the number of shares outstanding for purposes of computing Accenture Ltd’s earnings per share or the effective voting control that Accenture Ltd, as general partner of the Company, holds over the Company.

     To date, the Company has not declared dividends on the Class I common shares. It is unlikely that Accenture Ltd, as general partner of the Company, would support the declaration and payment of a cash dividend on the Class I common shares unless it would be able to concurrently and ratably pay cash dividends on Accenture Ltd’s Class A common shares and the Company’s Class I common shares. The proposals contained in Item No. 2 will support the ability to concurrently and ratably pay cash dividends on Accenture Ltd’s Class A common shares and the Company’s Class I common shares. It is not possible for a separate cash dividend to be declared or paid on the Company’s Class I common shares without the consent of the general partner of the Company.

     At the present time, Accenture Ltd, neither in its own right nor in its capacity as general partner of the Company, has considered or approved the declaration of any cash dividends on its Class A common shares or the Company’s Class I common shares. This Item No. 2 is being considered only to facilitate the payment of future cash dividends, if any, should the general partner of the Company approve payment of dividends in the future.

     Material terms of the Class III common shares. The terms of the Class III common shares, as they would be incorporated into Article 5 of the Articles, are set forth in Annex A.

     Amendments to Articles. If the shareholders approve Item No. 2 at the Extraordinary Meeting, then the following amendments proposed to be made to the Articles for the purpose of effecting Item No. 2 will be considered approved (the full text of these amendments is included in Annex A):

     Amendments to Article 5:

•	Creation of Class III common shares. A new class of shares to be known as the “Class III common shares” (including all letter sub-series Class III-A common shares through Class III-N common shares sequentially) will be created.

•	Reclassification of Class I common shares. All Class I common shares (and all lettered sub-series of that class) held by Accenture Ltd, as general partner, and its subsidiaries will be reclassified as Class III common shares (and lettered sub-series of that class).

The reclassification of the Class I common shares held by Accenture Ltd and its subsidiaries will be effective immediately upon the approval of this Item No. 2. The following Class I common shares held by Accenture Ltd will be reclassified into Class III common shares, on a one-for-one basis:

•	5,000,000 Class I-A Common Shares as Class III-A Common Shares;

•	5,000,000 Class I-B Common Shares as Class III-B Common Shares;

•	10,000,000 Class I-C Common Shares as Class III-C Common Shares;

•	10,000,000 Class I-D Common Shares as Class III-D Common Shares;

•	15,000,000 Class I-E Common Shares as Class III-E Common Shares;

•	15,000,000 Class I-F Common Shares as Class III-F Common Shares;

•	20,000,000 Class I-G Common Shares as Class III-G Common Shares;

•	25,000,000 Class I-H Common Shares as Class III-H Common Shares;

•	5,000,000 Class I-I Common Shares as Class III-I Common Shares;

•	5,000,000 Class I-J Common Shares as Class III-J Common Shares;

•	16,050,000 Class I-K Common Shares as Class III-K Common Shares;

•	5,025,720 Class I-L Common Shares as Class III-L Common Shares;

•	68,626,707 Class I-M Common Shares as Class III-M Common Shares; and

•	12,747,835 Class I-N Common Shares as Class III-N Common Shares.

In addition, all Class I common shares held by Accenture Ltd and its subsidiaries, effectively immediately upon the approval of this Item No. 2, will be reclassified into Class III common shares, on a one-for-one basis.

•	Ownership of Class II common shares and Class III common shares (including lettered sub-series of that class). Class II common shares and Class III common shares (including lettered sub-series of that class) may not be held by any person other than the general partner of the Company and its subsidiaries.

•	Changes in the terms of the Class II common shares. The existing conversion rights of the Class I common shares and Class II common shares into each other will be eliminated. Class II common shares will now be convertible into Class III common shares and vice versa on a ratio of ten Class II common shares to one Class III common share, and such a conversion may be effected by a resolution of an extraordinary meeting of shareholders. Holders of the Class II common shares will no longer be eligible to receive cash dividends. If a cash dividend is paid on the Company’s Class I common shares, holders of Class II common shares will be entitled to receive a number of newly issued Class II common shares having an aggregate value equal to the amount of any cash dividends that the holders of those Class II common shares would have received if they had ratably participated in the cash dividends paid to the holders of the Class I common shares.

•	Automatic reclassification of Class I common shares held by Accenture Ltd or its subsidiaries. All Class I common shares that are sold or otherwise transferred to Accenture Ltd or its subsidiaries will be automatically reclassified into Class III common shares, and the general partner of the Company or its designated appointee will have the general authority to undertake any formalities relating to the periodic recording in notarial form of the reclassification of all such shares, including, without limitation, any amendments that may be required to be made to the Articles.

•	Issuance of newly issued Class III common shares in the event of a cash dividend on the Class I common shares. Holders of the Class III common shares will not be eligible to receive cash dividends. If a cash dividend is paid on the Company’s Class I common shares, holders of Class III common shares (including any letter sub-series thereof) will be entitled to receive a number of newly issued Class III common shares having an aggregate value equal to the amount of any cash dividends that the holders of those Class III common shares would have received if they had participated on a fully participating basis with the holders of the Class I common shares.

Amendment to Article 7:

•	Authorization of the Company to redeem Class II common shares and Class III common shares (and any lettered sub-series thereof). The Company will be generally authorized to agree with the general partner of the Company to redeem Class II common shares and Class III common shares (including any lettered sub-series) held by the general partner of the Company for such consideration as the Company and its general partner may agree, provided that the consideration paid to redeem each Class II common share will equal 10% of the consideration agreed and paid contemporaneously on each Class III common share (or any letter sub-series thereof).

Amendment to Article 19:

•	Class II common shares will no longer be eligible to receive cash dividends. Conforming amendments will be made to Article 19 to eliminate any right of the holders of Class II common shares to receive or participate in any cash dividends paid on the Company’s Class I common shares.

Amendment to Article 20:

•	Equal liquidation payment rights. The holders of Class III common shares (including any letter sub-series thereof) will have the right to the same liquidation payments as holders of the Company’s Class I common shares. The holders of Class II common shares will have the rights to receive a liquidation payment equal to 10% per share of any liquidation payments per share provided to holders of the Company’s Class I common shares and holders of the Class III common shares (or any letter sub-series thereof).

Item No. 3— Amend Article 5 of the Articles to authorize the Company to refuse to honor requests for the redemption of Class I common shares in certain additional situations.

     At the Extraordinary Meeting, the shareholders of the Company will consider a proposal to allow the Company to refuse to honor requests for the redemption of Class I common shares in certain additional situations. If approved, the Company will also be authorized to refuse to honor requests for redemption of Class I common shares made in the following situations:

•	if the redemption would be prohibited under applicable law or regulation (regardless of whether the redemption price is payable in Accenture Ltd Class A common shares, cash or for other consideration);

•	from the date of the announcement of a tender offer by the Company or any of its affiliates for Class I common shares, or any securities convertible into, or exchangeable or exercisable for, Class I common shares, until the expiration of ten United States business days after the termination of that tender offer (provided that, subject to any restrictions on transfer otherwise applicable to the Class I common shares of a holder, no holder of Class I common shares will be precluded from tendering Class I common shares in that tender offer).

     These provisions are being proposed in order to facilitate the Company’s compliance with applicable laws and regulations, and to facilitate the equal treatment among holders of the Class I common shares during the continuance of any tender offer subject to the rules of the United States Securities and Exchange Commission. Subject to any restrictions on transfer otherwise applicable to the Class I common shares of a holder, nothing in the proposed language will prohibit or restrict any holder of Class I common shares from participating in a tender offer and having their shares purchased or redeemed pursuant thereunder.

Item No. 4—Amend Article 7 of the Articles in order to revise the date used for determining the redemption price of a Class I common share.

     At the Extraordinary Meeting, the shareholders of the Company will consider an amendment to Article 7 of the Articles that would revise the method by which the redemption price for a Class I common share would be determined. Currently, the Articles provide that the redemption price for a Class I common share to be paid in cash shall equal the Valuation Ratio (as defined therein) multiplied by the Market Price of an Accenture Ltd Class A common share (as defined therein) as of the U.S. trading day following the United States trading day on which the Company receives a notice of an election for redemption with respect to such Class I common shares.

     The Company is proposing to revise the date upon which the Market Price of an Accenture Ltd Class A common share is determined so that the applicable Market Price of an Accenture Ltd Class A common share will be the United States trading day on which the Company receives a notice of an election for redemption with respect to such Class I common shares, rather than the United States trading day following such day. The Company believes that using the U.S. trading day on which the notice is received will facilitate the redeeming shareholder’s ability to more accurately approximate the market price of Accenture Ltd Class A common shares on the date of redemption.

Item No. 5—Amend Articles 6, 7 and 8 of the Articles in order to clarify the definition of “Transfer” used throughout the Articles and clarify procedures in connection with various methods of “Transfer” of the Company’s Class I common shares.

     At the Extraordinary Meeting, the shareholders of the Company will be asked to approve conforming amendments to Articles 6, 7 and 8 of the Articles relating to the defined term “Transfer” used in various contexts within the Articles with respect to the Company’s Class I common shares.

     On January 17, 2005, the shareholders of the Company approved revisions contained in new Article 8 of the Articles, which included a definition of the term “Transfer” associated with the various restrictions on transfer included in new Article 8. The Company is now proposing clarifying wording to Articles 6 and 7, as well as amendments to the definition of “Transfer” contained in Article 8, to (a) make clear that redemptions are “Transfers” under the Articles, (b) to properly address the differing treatments of redemptions under Articles 7 and 8, and (c) clarify the procedures to be followed by holders of the Company’s Class I common shares in connection with various methods of “Transfer.” These amendments (the full text of which are set forth in Annex A) would further clarify the use of the term “Transfer” by deleting the existing definition from Article 6.

     The Company believes that these amendments will confirm previously existing constructions of the term, as used in Articles 6 and 7. These amendments do not affect the provisions of Article 7 but serve to clarify the definition of the term “Transfer” as originally intended by the Articles.

Item No. 6—Amend Article 10 of the Articles to change the date of the annual general meeting of shareholders to November 15 of each year.

     The Company is proposing to change the date of the annual general meeting of shareholders from January 15 of each year to November 15 of each year. This date is being proposed because it follows the end of the Company’s fiscal year end but allows for enough time for the preparation of the Company’s annual accounts prior to the annual general meeting of shareholders. Changing the date of the annual general meeting of shareholders to November 15 will allow matters proposed to be taken with respect to the annual accounts to be raised for shareholder consideration in a more timely manner, such as the presentation of the report on the annual accounts, the approval of the Company’s balance sheet and profit and loss accounts, as well as any disposition of any net profits of the Company.

Item No. 7—Amend Article 5 of the Articles to authorize the General Partner of the Company to render effective increases of the Company’s subscribed and issued capital, including the authorization to issue new shares.

     At the Extraordinary Meeting, the Company is proposing to extend an authorization previously granted to the general partner of Accenture SCA as currently set forth in the Articles. Accenture Ltd, as general partner, currently has the authority to effect increases in the Company’s subscribed and issued capital, in whole or in part, from time to time, up to the total amount of the authorized share capital. The Company is proposing to extend this authorization, which will include the ability to issue new shares of any class of Accenture SCA shares by way of a whole or partial increase in capital, up to the total amount of the authorized share capital and for the number and classes of shares being the object of the current authorization.

Item No. 8—Hear and approve a report prepared by the General Partner of the Company with respect to the cancellation or the limitation of the preferential subscription right of the shareholders of the Company; and amend Article 5 of the Articles to authorize the General Partner of the Company, at its discretion, to waive entirely or partially or to limit, or to set conditions in respect of any preferential subscription rights of the existing shareholders for the period of five years, and to determine the amount of issue premium (if any) which will have to be paid and other conditions (if any) which will have to be met by the subscriber(s) in the context of a capital increase.

     At the Extraordinary Meeting, the shareholders will hear a report prepared by the general partner of the Company regarding the preferential subscription right of the shareholders of the Company, in accordance with article 32-3 paragraph 5 of the law on commercial companies of August 10, 1915, as amended. In addition, the shareholder will vote to amend Article 5 of the Articles.

     The general partner currently has the authority to waive entirely or partially or to limit, or to set conditions in respect of, any preferential subscription rights of the existing shareholders and to determine the amount of issue premium (if any) which will have to be paid by the subscriber(s) in the context of any capital increase. The authority granted to the general partner expires in 2006. The Company is proposing to extend the general partner’s authority for an additional five years. If approved, the authority would expire in 2010.

Item No. 9—Amend Article 5 of the Articles in order to correct a clerical error made in the notarial deed dated September 29, 2003.

     A clerical error was inadvertently made in the notarial deed dated September 29, 2003 recording the increase of the share capital of the Company. The reference to 766,591,027 Class I common shares in the first paragraph of Article 5 of the Articles should have been a reference to 753,843,192 Class I common shares.

     At the Extraordinary Meeting, the shareholders will consider an amendment to Article 5 of the Articles in order to correct the clerical error.

OTHER MATTERS

     The general partner is not aware of any matters not set forth herein that may come before the Extraordinary Meeting.

Dated: June 8, 2005

ANNEX A

ACCENTURE SCA

Société en commandite par actions
partnership limited by shares

Siège social: ~~1, rue Guillaume Kroll, L-1882~~46A, Avenue J-F Kennedy

L-1855 Luxembourg

Registre de Commerce Luxembourg n° B 79 874

STATUTS COORDONNES

à la date du ~~17 janvier~~28 juin 2005

CONSOLIDATED UPDATED ARTICLES OF ASSOCIATION

as at ~~January 17th,~~28 June 2005

ARTICLES OF ASSOCIATION

ENGLISH VERSION

Article 1 – Form

There exists among Accenture Ltd, a company limited by shares organised under the laws of Bermuda, being the general partner (gérant commandité) (the “General Partner” or “Accenture Ltd”) of Accenture SCA, a partnership limited by shares (société en commandite par actions) (hereinafter referred to as the “Company”) and Accenture Minority IV, Ltd, a Gibraltar company being the current limited shareholder (associé commanditaire) of the Company and all those persons who shall become limited shareholders (associés commanditaires) (the “Limited Shareholders”) of the Company.

Hereinafter the Limited Shareholders and the General Partner will be referred to individually as a Shareholder and collectively as the Shareholders.

Article 2 – Term

The Company is incorporated for an unlimited period of time. However, the Company shall come to an end in the event of a resolution to dissolve the Company adopted at a general meeting of Shareholders deciding in compliance with the conditions of quorum and majority required for amendments to the articles of association of the Company (the “Articles of Association”). The Company shall not end in the event of the resignation, dissolution, bankruptcy or insolvency of the General Partner.

Article 3 — Purposes

The Company shall have as its business purpose the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities of any kind, and the ownership, administration, development and management of its participations and of its asset portfolio.

The Company may carry on any commercial, industrial and/or financial activity or maintain a commercial establishment open to the public. The Company may participate directly or~~n~~ indirectly in the establishment and development of any financial, industrial or commercial enterprises in Luxembourg and abroad and it may render them every assistance, whether of a financial nature or not, such as, without limitation, the granting of loans or advances, guarantees for their benefit or other forms of assistance. The Company may borrow in any form and proceed to the issuance of bonds and notes whether or not convertible or exchangeable in shares of the Company or into shares of other companies.

The Company may enter into and perform under global alliances and marketing arrangements and any other contracts aimed at promoting and furthering the development and the operation of the Accenture group, including but not limited to actions involving or relating to staff of any and all affiliated group companies.

In general, it may take any controlling and supervisory measures and carry out any operation which it may deem useful for the accomplishment and development of its purposes.

Article 4 — Registered office

The registered office of the Company is established in Luxembourg City, Grand Duchy of Luxembourg. The General Partner may establish branches or other offices either in Luxembourg or abroad.

In the event that the General Partner determines that extraordinary political, economic or social developments have occurred or are imminent that interfere or are likely to interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg partnership limited by shares.

Article 5 — Capital

The Company has a subscribed, issued and fully paid nominal share capital of EUR 1,802,814,702.75 (one billion eight hundred and two million eight hundred ~~and~~ fourteen thousand seven hundred and two ~~Euro~~euros and seventy-five ~~Cents~~cents) divided into shares (actions de commandité) held by the General Partner and having a par value of one Euro and twenty-five cents (EUR 1.25) each and shares (actions de commanditaires) held by the Limited Shareholder(s) having a par value of one Euro and twenty-five cents (EUR 1.25) each. The Shares are divided into ~~766,591,027 (seven hundred sixty-six million five hundred and ninety-one thousand twenty-seven) Class I Common Shares (“Class I Common Shares”), 5,000,000 (five million) Class I-~~337,623,874 (three hundred thirty-seven million six hundred twenty-three thousand eight hundred seventy-four) Class I Common Shares (“Class I Common Shares”), 470,958,308 (four hundred seventy million nine hundred fifty-eight thousand three hundred eight) Class II Common Shares (“Class II Common Shares”), 416,219,318 (four hundred sixteen million two hundred nineteen thousand three hundred eighteen) (or such greater number as shall be held by Accenture Ltd or any of its affiliates thereof on 28 June 2005) Class III Common Shares (“Class III Common Shares”) and 5,000,000 (five million) Class III-A Common Shares (“Class ~~I-~~III-A Common Shares”), 5,000,000 (five million) Class ~~I-~~III-B Common Shares (“Class ~~I-~~III-B Common Shares”), 10,000,000 (ten million) Class ~~I-~~III-C Common Shares (“Class  ~~I-~~III-C Common Shares”), 10,000,000 (ten million) Class ~~I-~~III-D Common Shares (“Class ~~I-~~III-D Common Shares”), 15,000,000 (fifteen million) Class I-III-E Common Shares (“Class ~~I-~~III-E Common Shares”), 15,000,000 (fifteen million) Class ~~I-~~III-F Common Shares (“Class ~~I-~~III-F Common Shares”), 20,000,000 (twenty million) Class ~~I~~III-G Common Shares (“Class ~~I~~III-G Common Shares”), 25,000,000 (twenty-five million) Class ~~I~~III-H Common Shares (“Class ~~I~~III-H Common Shares”), 5,000,000 (five million) Class ~~I~~III-I Common Shares (“Class ~~I~~III-I Common Shares”), 5,000,000 (five million) Class ~~I~~III-J Common Shares (“Class ~~I~~III-J Common Shares”), 16,050,000 (sixteen million fifty thousand) Class ~~I~~III-K Common Shares (“Class ~~I~~III-K Common Shares”), 5,025,720 (five million twenty-five thousand seven hundred ~~and~~ twenty) Class ~~I~~III-L Common Shares (“Class ~~I~~III-L Common Shares”), 68,626,707 (sixty-eight million six hundred and twenty-six thousand seven hundred seven) Class ~~I~~III-M Common Shares (“Class ~~I~~III-M Common Shares”), and 12,747,835 (twelve million seven hundred forty-seven thousand eight hundred ~~and~~ thirty-five) Class ~~I~~III-N Common Shares (“Class ~~I~~III-N Common Shares”) ~~and 470,958,308 (four hundred seventy million nine hundred fifty-eight thousand three hundred eight) Class II Common Shares (“Class II Common Shares”)~~ (Class III-A Common Shares through Class III-N Common Shares are collectively referred to as “Class III Letter Shares”), having the same characteristics and rights save as to those differences outlined in these ~~articles of association. The Class I-A Common Shares, the Class I-B Common Shares, the Class I-C Common Shares, the Class I-D Common Shares, the Class I-E Common Shares, the Class I-F Common Shares, the Class I-G Common Shares, the Class I-H Common Shares, the Class I-I Common Shares, the Class I-J Common Shares, the Class I-K Common Shares, the Class I-L Common Shares, the Class I-M Common Shares and the Class I-N Common Shares are individually referred to as a “Class I Letter Share” and collectively as the “Class I Letter Shares”. Unless otherwise noted in these articles of association, all the references to a Class I Common Share or the Class I Common Shares shall include a Class I Letter Share or the Class I Letter Shares, respectively. The Class I Common Shares and the Class II Common Shares are individually referred to as a “Share” and collectively as the “Shares”. The Class I Common Shares and the Class II Common Shares are issued as redeemable shares in accordance with the terms of article 49-8 of the law of 10 August 1915, on commercial companies, as amended (the Law), and the redemption features laid down in Article 7 hereof shall apply thereto.~~Articles of Association and namely those differences set out in Articles 5, 6, 7, 8, 19 and 20 hereof.

~~An extraordinary meeting of Shareholders, resolving in the manner required for the amendment of these Articles of Association, and with the consent of the General Partner, may increase the subscribed and issued capital.~~

~~Notwithstanding the preceding paragraph, the General Partner of the Company is authorised and empowered to render effective an increase of the subscribed and issued capital, in whole or in part, from time to time, within a period starting as of 19 December 2001, and expiring on the fifth~~

~~anniversary of such date, by issuing shares representing such whole or partial increase of the capital up to the total amount of the authorised share capital and for the number and classes of Shares being the object of the authorisation. The General Partner shall accept subscriptions for such shares.~~

In connection with this authorisation to increase the capital and in compliance with article 32-3 (5) of the Law, the General Partner of the Company is authorised, at its discretion, to waive entirely or partially or to limit, or to set conditions in respect of any preferential subscription rights of the existing Shareholders for the same period of five years and to determine the amount of issue premium (if any) which will have to be paid by the subscriber(s) in the context of this capital increase.

The Class I Common Shares, the Class II Common Shares, the Class III Common Shares and the Class III Letter Shares are individually referred to as a “Share” and collectively as the “Shares.”

The Class II Common Shares, the Class III Common Shares and the Class III Letter Shares are exclusively reserved for Accenture Ltd and its subsidiaries.

The Class III Common Shares and Class III Letter Shares will not entitle their holder to any cash dividend distributions. Class III Common Shares and Class III Letter Shares will give right to newly issued Class III Common Shares also labelled “Class III Bonus Shares,” to the extent a cash dividend is paid on Class I Common Shares.

The aggregate value of the Class III Bonus Shares (the “Class III Bonus Shares Value”) shall be the amount of any cash dividends that the holders of outstanding Class III Common Shares and Class III Letter Shares would have received had they participated on a fully participating basis with the holders of Class I Common Shares in any cash dividends declared to the holders of the Class I Common Shares.

The number of Class III Bonus Shares issued to holders of Class III Common Shares and Class III Letter Shares in connection with the payment of any cash dividend on the Class I Common Shares shall be determined by dividing (i) the Class III Bonus Shares Value by (ii) the closing price of an Accenture Ltd Class A Common Share on the United States trading day immediately prior to the day of issue of the Class III Bonus Shares. Upon such determination, fractional Class III Bonus Shares whether or not issuable to holders of Class III Common Shares or Class III Letter Shares shall be rounded down to the nearest entire number of Class III Bonus Shares. The Class III Bonus Shares shall be issued on the date of payment of the cash dividend on the Class I Common Shares.

All other rights of the Class III Common Shares and Class III Letter Shares, such as rights to liquidation proceeds and voting rights will remain the same as the rights for the Class I Common Shares save as set out otherwise in these Articles of Association.

Any issuances of Class III Bonus Shares to the holder(s) of Class III Common Shares and of Class III Letter Shares in the context of the Authorised Share Capital of the Company (as defined hereafter), shall be recorded at the latest within a month of the issue date by a Luxembourg notary. Full powers are attributed to the General Partner or an appointee of the General Partner to see from time to time to the accomplishment of any formality in connection therewith.

The Class II Common Shares will not entitle their holder to any cash dividend distributions. Class II Common Shares will have the right to receive newly issued Class II Common Shares also labelled (“Class II Bonus Shares”) to the extent a cash dividend is paid on Class I Common Shares.

The aggregate value of the Class II Bonus Shares (“the Class II Bonus Shares Value”) shall be the amount of any cash dividends that the holders of outstanding Class II Common Shares would have received had they participated on a ten percent (10%) participating basis with the holders of Class I Common Shares in any cash dividends declared to the holders of the Class I Common Shares.

The number of Class II Bonus Shares issued to holders of Class II Common Shares in connection with the payment of any cash dividend on the Class I Common Shares shall be determined by dividing (i) the Class II Bonus Shares Value by (ii) 10 % of the closing price of an Accenture Ltd Class A Common Share on the United States trading day immediately prior to the day of issue of the Class II Bonus Shares. Upon such determination, fractional Class II Bonus Shares whether or not issuable to holders of Class II Common Shares shall be rounded down to the nearest entire number of Class II Bonus Shares. The Class II Bonus Shares shall be issued on the date of payment of the cash dividend on the Class I Common Shares.

Any issuances of Class II Common Shares as Class II Bonus Shares to the holders of Class II Common Shares in the context of the Authorised Share Capital of the Company (as defined hereafter), shall be recorded at the latest within a month of the issue date by a Luxembourg notary. Full powers are attributed to the General Partner or an appointee of the General Partner to see from time to time to the accomplishment of any formality in connection therewith.

Upon Class I Common Shares being sold or otherwise transferred by their holder to Accenture Ltd or a subsidiary of Accenture Ltd, such shares shall as a result of the transfer be automatically relabelled and reclassified as Class III Common Shares. The Company shall subsequently periodically record (with such recordings to occur not less than once in every quarter) in notarial form the reclassification of Class I Common Shares into Class III Common Shares and the General Partner or an appointee of the General Partner is authorised and empowered to see to any requisite formalities in relation with the registration in the share register of the Company and any notarial recording including, without limitation, any amendments which need to be made to these Articles of Association.

Class ~~I~~III Common Shares and Class III Letter Shares are convertible into Class II Common Shares by a resolution of an extraordinary meeting of Shareholders resolving in the manner required for amendments of these Articles of Association. The conversion ratio shall be 1 Class ~~I~~III Common Share or 1 Class III Letter Share for 10 Class II Common Shares. Upon such resolution, the nominal capital shall be increased by EUR 11.25 per Class ~~I~~III Common Share or per Class III Letter Share so converted and Class II Common Shares shall be issued in accordance with the conversion ratio in replacement of the Class ~~I~~III Common Shares or Class III Letter Shares so converted.

Class II Common Shares are convertible into Class ~~I~~III Common Shares ~~(excluding the Class I Letter Shares)~~ by a resolution of an extraordinary meeting of Shareholders resolving in the manner required for amendments of these Articles of Association. The conversion ratio shall be 10 Class II Common Shares for 1 Class ~~I~~III Common Share ~~(excluding the Class I Letter Share).~~ . Upon such resolution, the nominal capital shall be reduced by EUR 11.25 per 10 Class II Common Shares so converted and the amount of the nominal share capital reduction shall be allocated to the share premium reserve of the Company. In addition, additional Class ~~I~~III Common Shares  ~~(excluding the Class I Letter Shares)~~ shall be issued in accordance with the conversion ratio in replacement of the Class II Common Shares so converted.

The Class I Common Shares, the Class II Common Shares, the Class III Common Shares and the Class III Letter Shares are redeemable shares in accordance with the terms of article 49-8 of the law of August 10, 1915, on commercial companies, as amended (the “Law”), and the redemption features laid down in Articles 7 and 8 hereof and the disposal features laid down in Articles 6 and 8 hereof shall apply thereto.

An extraordinary meeting of Shareholders, resolving in the manner required for the amendment of these Articles of Association, and with the consent of the General Partner, may increase or reduce the subscribed and issued capital.

Notwithstanding the preceding paragraph, the General Partner of the Company is authorised and empowered to render effective an increase of the subscribed and issued capital, in whole or in part, from time to time, within a period starting as of 28 June, 2005, and expiring on the fifth anniversary of such date, by issuing Shares representing such whole or partial increase of the capital up to the total amount of the Authorised Share Capital (as defined hereafter) and for the number and classes of Shares being the object of the authorisation. The General Partner shall accept, to the extent required and whenever it shall not issue Class II Bonus Shares and Class III Bonus Shares, subscriptions for such Shares.

The authorised capital of the Company is set at EUR 50,000,000,000 (the “the Authorised Share Capital”) consisting of ~~19,868,950,000~~337,623,874 Class I Common Shares ~~(excluding the Class I Letter Shares)~~ of a par value of one euro and twenty-five cents (EUR 1.25) each, ~~5,000,000 Class I~~20,000,000,000 Class II Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 416,219,318 Class III Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each and 5,000,000 Class III-A Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class ~~I~~III-B Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 10,000,000 Class ~~I~~III-C Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 10,000,000 Class ~~I~~III-D Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 15,000,000 Class ~~I~~III-E Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 15,000,000 Class ~~I~~III-F Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 20,000,000 Class ~~I~~III-G Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 25,000,000 Class ~~I~~III-H Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class ~~I~~III-I Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class ~~I~~III-J Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 16,050,000 Class ~~I~~III-K Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each ~~and of 20,000,000,000 Class II~~, 5,000,000 Class III-L Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class III-M Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, and 5,000,000 Class III-N Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each.

The General Partner is authorised and empowered for a period of 5 years starting on 28 June, 2005 to issue Class I Common Shares and/or Class II Common Shares ~~and/or new classes of shares~~(whether or not as Class II Bonus Shares) and/or Class III Common Shares (whether or not as Class III Bonus Shares) from time to time including Class III Letter Shares in one or several series bearing different numbers or letters in order to identify them.

The authorisation granted to the General Partner includes the authorisation to issue Shares to itself.

The General Partner is ~~hereby~~ authorised and empowered for the same period of 5 years starting on 28 June 2005 to determine the conditions attaching to any subscription of Shares and to determine the amount of issue premium (if any) which will have to be paid, and it may, from time to time, effect such whole or partial increase upon the conversion of any net profit of the Company into capital and the attribution of fully-paid Shares to Shareholders ~~in lieu of dividends~~.

In connection with the authorisation to increase the capital of the Company given to the General Partner up to the amount of the Authorised Share Capital and in compliance with the terms of article 32-3(5) of the Law, the General Partner is authorised, at its discretion, to waive entirely or partially or to limit, or to set the conditions in respect of any preferential subscription rights of the then existing Shareholders of the Company.

The General Partner is further authorised to cause the Company to issue warrants, convertible bonds or assimilated instruments or bonds with warrants or subscription rights or to issue any financial instruments convertible into Shares under the terms and conditions to be set by the General Partner.

Each time the General Partner shall act to render effective the increase of capital, as authorised, Article 5 of the Articles of Association of the Company shall be amended so as to reflect the result of such action and the General Partner shall take or authorise any person to take any necessary steps for the purpose of the recording and publication of such increase and such amendment.

The Company recognises only one holder per Share; in case a Share is held by more than one person, the Company has the right to suspend the exercise of all rights attached to that Share until one person is appointed or designated by the joint holders as the sole owner in relation to the Company.

The Shares of the Company are and they continue to stay in registered form. The Shares are not certificated, but a certificate (certificat d’inscription nominative) witnessing the registration of the relevant Shareholder in the share register of the Company and the number of Shares held by it shall be issued by the Company on request of the Shareholder.

A share register shall be kept at the registered office of the Company and, to the extent the General Partner shall so decide, with a transfer agent and registrar. Such register shall set forth the name of each Shareholder, its residence or elected notice address, the number of Shares held by it, the class of Shares, the amounts paid in on each such Share, the transfers of Shares and the dates of such transfers.

Unpaid amounts, if any, on issued and outstanding Shares may be called at any time at the discretion of the General Partner, provided however that calls shall be made on all the Shares in the same proportion and at the same time. Any sum, the payment of which is in arrear, automatically attracts interest in favour of the Company at the rate of ten per cent (10%) per year or such other rate as may be determined by the General Partner from time to time calculated from the date when the payment was due until the date of the actual payment.

Article 6 — Transfer of Shares

Except for a Transfer taking the form of a redemption made pursuant to Article 7 or a Transfer to Accenture Ltd or a subsidiary thereof, no Transfer ~~(as defined below)~~ of Class I Common Shares of the Company by a Limited Shareholder shall be made unless the ~~Supervisory Board of the Company or its delegate~~General Partner shall have given its prior approval to a contemplated Transfer. As used in this Article 6, the term “Transfer” shall have the same meaning as set forth in Article 8 below.

~~If~~Except for a Transfer taking the form of a redemption made pursuant to Article 7 or a Transfer to Accenture Ltd or a subsidiary of Accenture Ltd, if a Limited Shareholder wants to ~~transfer or dispose of~~Transfer all or part of its ~~shares in the Company~~Class I Common Shares or of all or part of the rights attached thereto, in any form whatsoever, ~~including, without limitation, via a sale, gift, pledge or some other form of encumbrance or otherwise (a “Transfer”),~~ it must submit ~~a written~~an application beforehand to the ~~Supervisory Board or its delegate by registered mail with acknowledgement of receipt or any other~~Company by any means approved by the ~~Supervisory Board or its delegate.~~ General Partner. A Transfer application shall contain the name of the contemplated transferee, the contemplated sale price or consideration as well as any other relevant information. The decision of the ~~Supervisory Board~~Company will be made known to the applicant as soon as reasonably practicable after it shall have been taken. The ~~Supervisory Board or its delegate~~Company’s decision in respect of the application must be made known to the Limited Shareholder by ~~registered mail with acknowledgement of receipt or any other~~any means approved by the General Partner.

Any Transfer not made in compliance with the terms ~~hereof~~ of these Articles of Association shall, with respect to the Company, be deemed to be null and void. ~~and the Company shall not proceed with the registration of any transferee in the share register unless (i) the Transfer to such transferee has been approved in writing by the~~

~~Supervisory Board or its delegate and (ii) the transferee shall have signed any and all relevant documents as may be required by the Supervisory Board or its delegate.~~

Requests for Transfers to the Company’s subsidiaries may be made in accordance with procedures to be approved by the General Partner, provided that any transferee, which is a subsidiary of the Company, shall retain the right, in its sole discretion, to separately refuse such request for Transfer.

Article 7 – Redemption of Shares

~~The Company is authorised to redeem Class II Common Shares or any series thereof at the request of the General Partner and upon the written approval of the Supervisory Board in accordance with the procedures laid down in Article 16 hereto. If the redemption of the Class II Common Shares or of a series thereof will be done in the context of or accompanied by a share capital reduction of the Company, the redemption of Class II Common Shares or a series thereof must in addition be approved by a resolution at a meeting of Shareholders passed by a two thirds majority of those present and voting including the consent of the General Partner.~~

Subject to any contractual restrictions on Transfer by a holder set forth in any contract or agreement to which the Company or any of its affiliates is a party or set forth in Article 8 of these Articles of Association, Class I Common Shares shall be redeemable for cash at the option of the holder by giving irrevocable notice of an election for redemption to the Company.

~~Notwithstanding the preceding paragraph, at the option of the Company represented by the General Partner, the redemption price payable to any Limited Shareholder that becomes a Limited Shareholder after May 31, 2001 (or such other date that the Supervisory Board shall declare to be the date of the consummation of the Accenture group of companies’ transition to a corporate structure) (a “Subsequent Limited Shareholder”) in connection with any redemption under this Article 7 may be paid in cash or in Accenture Ltd Class A Common Shares and any holder and the Company may agree that the Company may redeem such holder’s Class I Common Shares for different consideration.~~

At the ~~request~~initiative of the General Partner, the Company is authorised to redeem any Class I Common Share or any series held by any ~~Subsequent~~ Limited Shareholder that becomes a Limited Shareholder after May 31, 2001 (or such other date that the Supervisory Board shall declare to be the date of the consummation of the Accenture group of companies’ transition to a corporate structure) (a “Subsequent Limited Shareholder”)for Accenture Ltd Class A Common Shares if the Company receives a satisfactory opinion from an internationally recognized counsel or professional tax advisor that such redemption should be tax-free with respect to such Subsequent Limited Shareholder. If the redemption of the Class I Common Share will be done in the context of or accompanied by a share capital reduction of the Company or a cancellation of Shares, the redemption must in addition be approved by a resolution at a meeting of Shareholders passed by a two-thirds majority of those present and voting, including the consent of the General Partner.

The redemption price for a Class I Common Share to be paid in Accenture Ltd Class A Common Shares shall equal a number of Accenture Ltd Class A Common Shares equal to the Valuation Ratio (as defined ~~below~~ in Article 24). The redemption price for a Class I Common Share to be paid in cash shall equal the Valuation Ratio multiplied by the Market Price of an Accenture Ltd Class A Common Share (as defined ~~below~~ in Article 24) as of either (i) the ~~U.S. trading day following the~~ United States trading day (as defined in Article 24) on which the Company receives a notice of an election for redemption with respect to such Class I Common Share if such notice is received prior to the close of trading of Accenture Ltd Class A Common Shares on the New York Stock Exchange or any other exchange on which they may be listed from time to time or (ii) the United States trading day immediately following the United States trading day on which the Company receives a notice of an election for redemption with respect to such Class I Common Share if such notice is received after the close of trading of Accenture Ltd Class A Common Shares on the New York Stock Exchange or any other exchange on which they may be listed from time to time. The redemption price for any Class III Common Share or Class III Letter Share shall, subject to equality of shareholder treatment, be agreed between the Company and the holder thereof. The redemption price for Class II Common Shares shall constitute 10% of the price agreed in respect of a Class III Common Share or a Class III Letter Share between the Company and the holder of Class III Common Shares or of Class III Letter Shares.

The Company is authorised to redeem its Class II Common Shares or Class III Common Shares at the initiative of the General Partner. If the redemption of the Class II Common Shares or Class III Common Shares will be done in the context of or accompanied by a share capital reduction of the Company or a cancellation of Shares, the redemption of the Shares must be approved by a resolution at a meeting of Shareholders passed by a two thirds majority of those present and voting, including the consent of the General Partner.

Notwithstanding the foregoing, at the option of the Company represented by the General Partner, the redemption price payable to any Subsequent Limited Shareholder in connection with any redemption under this Article 7 may be paid in cash or in Accenture Ltd Class A Common Shares and any holder, including, for the avoidance of doubt, the General Partner, and the Company may agree that the Company may redeem such holder’s or part of such holder’s Class I Common Shares, Class II Common Shares, Class III Common Shares and/or Class III Letter Shares for different consideration or for consideration determined differently.

Notwithstanding anything to the contrary, ~~(i) no redemption at the option of a holder may be made prior to the time that the Accenture Ltd Class A Common Shares shall have been listed for trading on the New York Stock Exchange and (ii)~~a holder of Class I Common Shares shall not be entitled to have Class I Common Shares redeemed or transferred to the Company or to Accenture Ltd or any subsidiary thereof, and the Company ~~may~~shall have the right to refuse to honor ~~a~~any request for redemption of Class I Common Shares, (i) at any time or during any period, including, without limitation, during a ~~so-called~~ “blackout period,” ~~(and the Class I Common Shares shall not be redeemable at such time or during such period),~~ if the Company determines, based on the advice of counsel (which may be inside counsel), that there is material non-public information that may affect the Average Price Per Share (as defined below) at such time or during such period, (ii) if such redemption would be prohibited under applicable law or regulation (in each case regardless of whether the redemption price is payable in Accenture Ltd Class A Common Shares, cash or other consideration) or (iii) from the date of the announcement of a tender offer by the Company or any of its affiliates for Class I Common Shares, or any securities convertible into, or exchangeable or exercisable for, Class I Common Shares, until the expiration of ten United States business days after the termination of such tender offer, provided that nothing in this clause (iii) shall preclude any holder of Class I Common Shares from tendering Class I Common Shares in any such tender offer.

~~For the purposes of the Articles of Association a Luxembourg business day shall mean a day on which banks are ordinarily open for business in the City of Luxembourg, Luxembourg.~~

The Company may adopt reasonable procedures for the implementation of the redemption provisions set forth in this Article 7, including, without limitation, procedures for the giving of notice of an election for redemption.

Article 8-Transfer Restrictions Applicable to Covered Shares

1. Each Covered Person shall at all times be the Sole Beneficial Owner of all Covered Shares beneficially owned by such Covered Person as of or prior to the IPO Date, except as provided herein. Any Covered Shares Transferred in compliance with this Article 8 shall no longer be subject to such provisions. Capitalized terms used in this Article 8 shall have the meanings ascribed to such terms in paragraph 24 of this Article 8.

2. Notwithstanding paragraph 1, an Employee Covered Person may:

(i) on or prior to the date that is four years after the IPO Date, Transfer an aggregate of up to 35% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(ii) commencing on the date that is four years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 45% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(iii) commencing on the date that is five years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 55% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(iv) commencing on the date that is six years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 65% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date; and

(v) commencing on the date that is seven years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 75% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date.

3. Notwithstanding paragraph 1, a Covered Person may Transfer any Covered Shares beneficially owned by such Covered Person as of the IPO Date commencing on the later of (i) the date that is eight years after the IPO Date and (ii) the date that such Covered Person ceases to be an employee of the Company.

4. Notwithstanding paragraph 1, an Employee Covered Person that retires (or has retired) at the age of 50 or older and is not in contravention of the Non-Competition Agreement (a “Retired Employee”) may:

(i) if such Retired Employee retires (or has retired) at age 50, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of Covered Shares eligible for sale at the date of such retirement pursuant to paragraph 2 of this Article 8 (the “Base Eligible Sales”) and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.25;

(ii) if such Retired Employee retires (or has retired) at age 51, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.375;

(iii) if such Retired Employee retires (or has retired) at age 52, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.50;

(iv) if such Retired Employee retires (or has retired) at age 53, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.625;

(v) if such Retired Employee retires (or has retired) at age 54, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.75;

(vi) if such Retired Employee retires (or has retired) at age 55, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.875; and

(vii) if such Retired Employee retires (or has retired) at age 56 or above, Transfer 100% of the Covered Shares beneficially owned by such Retired Employee as of the IPO Date.

5. A Retired Employee may also Transfer the Covered Shares beneficially owned by such Retired Employee as of the IPO Date in accordance with paragraph 2 of this Article 8 as if such Retired Employee were an Employee Covered Person.

6. Following the first anniversary of the IPO Date, a Retired Employee that reaches (or has reached) the age of 56 may also Transfer 100% of the Covered Shares beneficially owned by such Retired Employee as of the IPO Date.

7. Notwithstanding paragraph 1, a Covered Person that became disabled while an employee of the Company (a “Disabled Employee”) prior to June 15, 2001, may Transfer 100% of Covered Shares beneficially owned by such Disabled Employee as of the IPO Date. A Covered Person that becomes (or has become) a Disabled Employee following June 15, 2001 may (i) if such Disabled Employee becomes disabled (or has become disabled) prior to reaching the age of 50, Transfer Covered Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph 2of this Article 8 as if such Disabled Employee were an Employee Covered Person and (ii) if such Disabled Employee becomes (or has become) disabled after reaching the age of 50, Transfer Covered Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph 4 of this Article 8 as if such Disabled Employee were a Retired Employee.

8. Notwithstanding paragraph 1, a Covered Person may Transfer Covered Shares beneficially owned by such Covered Person as of the IPO Date pursuant to bona fide pledges of Covered Shares approved by the Supervisory Board or its delegate in writing and any foreclosures thereunder, provided that the pledge has agreed in writing with the Supervisory Board or its delegate (any such agreement to be satisfactory to the Supervisory Board or its delegate in its sole discretion) that the Company shall have a right of first refusal to purchase such Covered Shares at the market price prior to any sale of such Covered Shares by such pledgee.

9. Notwithstanding paragraph 1, commencing on June 15, 2004, the Covered Shares are redeemable at the option of the Covered Person for a redemption price per share equal to the lower of (i) the Valuation Ratio multiplied by the Market Price of an Accenture Ltd Class A Common Share and (ii) one United States dollar.

10. Each Covered Person, for so long as such Covered Person is an Employee Covered Person, will comply with any restrictions on Transfer relating to Class I Common Shares imposed by the Company pursuant to the Company’s insider trading policies from time to time and notified to such Covered Person from time to time.

11. All Transfers of Covered Shares beneficially owned by a Covered Person as of or prior to the IPO Date made by such Covered Person before the adoption of this Article 8 shall be aggregated, for purposes of paragraphs 2 through 4, with all Transfers of Covered Shares beneficially owned by such Covered Person as of or prior to the IPO Date made by such Covered Person after the adoption of this

Article 8.

12. Notwithstanding paragraph 2, each Covered Person will not Transfer any Covered Shares until July 24, 2005, except (A) to participate in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by the Company and/or (B) to estate and/or tax planning vehicles, family members and charitable organizations that become bound to the terms of Article 8 of these Articles of Association by express agreement in writing, in each case as approved in writing by the Company (which approval may be subject to other conditions, including upon the requirement that any transferee become bound by any other agreement, that the Company may require in its sole discretion). The preceding sentence shall not preclude any Transfer permitted under paragraph 8 or 9 of this Article 8.

13. All Covered Shares beneficially owned by a Covered Person (in each case other than Covered Shares held of record by a trustee in a compensation or benefit plan administered by the Company and other Covered Shares that have been pledged to the Company (or to a third party agreed to in writing by the Company) shall, at the sole discretion of the Company, be registered in the name of a nominee for such Covered Person and/or shall be held in the custody of a custodian until otherwise determined by the Company or until such time as such Covered Shares are released pursuant to paragraph 17 or 18 of this Article 8. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined by the Supervisory Board or its delegate from time to time.

14. Whenever any nominee holder shall receive any dividend or other distribution in respect of any Covered Shares, satisfied otherwise than in Covered Shares, the Company will give or cause to be given notice or direction to the applicable nominee and/or custodian referred to in paragraph 13 to permit the prompt distribution of such dividend or distribution to the beneficial owner of such Covered Shares, net of any tax withholding amounts required to be withheld by the nominee, unless the distribution of such dividend or distribution is restricted by the terms of another agreement between the Covered Person and the Company (or with any other person with respect to which the Company has expressly agreed in writing) known to the Company.

15. Any share certificate representing Covered Shares beneficially owned by a Covered Person, and any agreement or other instrument evidencing restricted share units, options or other rights to receive or acquire Covered Shares beneficially owned by such Covered Person, may bear a legend noted conspicuously on each such certificate, agreement or other instrument reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S ARTICLES OF ASSOCIATION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, EXCHANGED, TRANSFERRED, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE THEREWITH.”

16. The Company shall refuse to register the transfer of Covered Shares not made in compliance with these Articles of Association and it may enter stop transfer orders against the transfer of Covered Shares not made in compliance with these Articles of Association.

17. All Covered Shares of each Covered Person who is not an Employee Covered Person which could be Transferred without contravening any provision of this Article 8 shall be released from the custody of the custodian pursuant to procedures to be developed by the Company to or at the direction of such Covered Person free and clear of all restrictions and legends described above.

18. A specified number of Covered Shares of an Employee Covered Person shall be released from the custody of the custodian, pursuant to procedures to be developed by the Company, upon the request of such Employee Covered Person and to or at the direction of such Employee Covered Person (free and clear of all restrictions and legends described in this Article 8), provided that such request is accompanied by a certificate of such requesting Employee Covered Person (i) indicating such requesting Employee Covered Person’s intention to Transfer promptly such specified number of Covered Shares and (ii) establishing that such specified number of Covered Shares are then permitted to be Transferred without contravening any Transfer Restrictions (which evidence must be satisfactory to the Company).

19. Each Covered Person shall be responsible for all expenses of such Covered Person incurred in connection with compliance by such Covered Person with its obligations under this Article 8, including expenses incurred by the Company in enforcing the provisions of Article 8 relating to such obligations.

20. In the event of any change in the outstanding Class I Common Shares by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, exchanges of shares and the like, the term “Covered Shares” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Covered Shares. Upon the occurrence of any event described in the immediately preceding sentence, the Company shall make such adjustments to or interpretations of the provisions of this Article 8 as the Company shall deem necessary or desirable to carry out the intent of such provisions. If the Company deems it advisable, any such adjustments may take effect from the record date, the “when issued trading date,” the “ex dividend date” or another appropriate date.

21. The provisions of this Article 8 shall be binding upon the respective legatees, legal representatives, successors and assigns of the Covered Persons; provided, however, that a Covered Person may not assign or otherwise transfer any of its obligations under such provisions without the prior written consent of the Supervisory Board or its delegate and any assignment or other transfer of rights and/or obligations under this Article 8 by a Covered Person without such consent of the Supervisory Board or its delegate shall be void.

22. If requested by the Supervisory Board or its delegate, each Covered Person shall execute such documents and take such further action as may be reasonably necessary to effect the provisions of this Article 8.

23. The Supervisory Board or its delegate may waive any of the provisions of this Article 8 to permit particular Covered Persons, a particular class of Covered Persons or all Covered Persons to Transfer Covered Shares in particular situations (such as Transfers to family members, partnerships or trusts) or generally. The Supervisory Board or its delegate may impose such conditions as the Supervisory Board or its delegate determines on the granting of such waivers. The determinations of the Supervisory Board or its delegate under this paragraph 23 shall be final and binding and need not to be uniform and may be made selectively among Covered Persons (whether or not such Covered Persons are similarly situated).

24. For purposes of this Article 8, the following terms have the following meanings:

A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security, but for purposes of these Articles of Association a person shall not be deemed a beneficial owner of Covered Shares (A) solely by virtue of the application of the United States Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) Rule 13d-3(d) or Exchange Act Rule 13d-5 as in effect on April 18, 2001, (B) solely by virtue of the possession of the legal right to vote securities under applicable law (such as by proxy, power of attorney or appointment as corporate representative) or (C) held of record by a “private foundation” subject to the requirements of Section 509 of the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder (or equivalent in other jurisdictions as determined from time to time by the Supervisory Board or its delegate).

“Beneficially own” and “beneficial ownership” shall have correlative meanings. For purposes of the determination of beneficial ownership only, the provisions of Article 8 shall not be deemed to transfer the investment power with respect to any Class I Common Shares.

“Covered Person” or “Covered Persons” shall mean those persons, other than the Company, who were Shareholders on the IPO Date; provided that any Covered Person who was not also a party to that certain Common Agreement dated as of April 19, 2002 among the Company and the other parties thereto on the date of adoption of this Article 8 shall not be subject to paragraph 12 of this Article 8.

“Company” means Accenture SCA, together, as the case may be and if the context so requires, with its Subsidiaries from time to time.

A Covered Person’s “Covered Shares” shall mean any Class I Common Shares beneficially owned by such Covered Person at the time in question. “Covered Shares” shall also include the securities that are defined to be “Covered Shares” in paragraph 20 of this Article 8. A Covered Person “acquires” Covered Shares when such Covered Person first acquires beneficial ownership over such Covered Shares.

The term “disabled” shall mean “disabled” as defined (i) in any employment agreement then in effect between the employee and the Company, or (ii) if not defined therein, or if there shall be no such agreement, as defined in the Company’s long-term disability plan as in effect from time to time, or (iii) if there shall be no plan, the inability of an employee to perform in all material respects his duties and responsibilities to the Company for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity. Any question as to the existence of a disability as to which the employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the employee and the Company. If the employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determinations in writing. The determination of disability made in writing to the Company and the employee shall be final and conclusive for all purposes of this Article 8.

An “employee” shall include, without limitation, the owners and employees of partner personal service companies in certain countries with which the Company has personal service contracts (in each case as agreed by the Supervisory Board or its delegate), and any other similarly situated person designated as an “employee” by the Supervisory Board or its delegate.

“Employee Covered Person” shall mean a Covered Person that is an employee of the Company at the time in question, provided that if the Company has received notice that any Covered Person intends to terminate such Covered Person’s employment with the Company (except in the case of notice with respect to retirement or disability), such Covered Person shall be deemed not to be an Employee Covered Person.

“IPO Date” shall mean July 24, 2001, the date of completion of Accenture Ltd’s initial public offering.

“Non-Competition Agreement” shall mean, collectively, any Non-Competition Agreement, dated as of April 18, 2001, among the Company and the partners from time to time party thereto as such agreement may be amended from time to time or any agreement having a similar effect.

“Permitted Basket Transaction” shall mean the purchase or sale of, or the establishment of a long or short position in, a basket or index of securities (or of a derivative financial instrument with respect to a basket or index of securities) that includes securities of the Company, in each case if such purchase, sale or establishment is permitted under the Company’s policy on hedging with respect to securities of the Company and other relevant policies, including insider trading policies, as announced from time to time.

“Sole Beneficial Owner” shall mean a person who is the beneficial owner of Covered Shares, who does not share beneficial ownership of such Covered Shares with any other person (other than pursuant to these Articles of Association, the Non-Competition Agreement or applicable community property laws) and who is the only person (other than pursuant to applicable community property laws) with a direct economic interest in the Covered Shares. An economic interest of the Company (or of any other person with respect to which the Company has expressly agreed to in writing) as pledgee shall be disregarded for this purpose. A Covered Person that holds Covered Shares indirectly through a wholly-owned personal holding company shall be considered the “Sole Beneficial Owner” of such Covered Shares, provided that such personal holding company is a Covered Person hereunder. In respect of Covered Shares held a personal holding company or a trust structure, the share register shall refer both to the legal entity or trust, respectively, as the legal owner and record owner of the Covered Shares and the beneficial owner(s) of the legal entity or trust, respectively.

“Subsidiary” shall mean any person in which Accenture SCA owns, directly or indirectly, at least a majority of the equity, economic or voting interest.

“Transfer” shall mean any sale, transfer, pledge, hypothecation, redemption or other disposition, whether direct or indirect, whether or not for value, and shall include any disposition of the economic or other risks of ownership of Covered Shares, including short sales of securities of the Company, option transactions (whether physical or cash settled) with respect to securities of the Company, use of equity or other derivative financial instruments relating to securities of the Company and other hedging arrangements with respect to securities of the Company, in each such case other than Permitted Basket Transaction..

Article 9 — Liability of Shareholders

The Limited Shareholders are only liable up to the amount of their capital contribution made to the Company.

The General Partner’s liability is and shall be unlimited.

Article 10 — Meetings of Shareholders

The annual general meeting of Shareholders shall be held, in accordance with Luxembourg law, in Luxembourg at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of meeting, on November 15~~th January,~~ at 12:00 noon. If such day is not a Luxembourg business day, the annual general meeting shall be held on the next following Luxembourg business day.”

Other meetings of Shareholders may, subject to applicable law, be held at such place and at such time as may be specified by the General Partner in the respective notices of meeting.

~~All general meetings shall be chaired by the General Partner.~~

For the purposes of the Articles of Association, a “Luxembourg business day” shall mean a day on which banks are ordinarily open for business in the City of Luxembourg, Luxembourg.

Article 11 — Notice, quorum, proxies, majority

The notice periods and quorum rules required by the Law shall apply with respect to the meetings of Shareholders of the Company, as well as with respect to the conduct of such meetings, unless otherwise provided herein.

Each Share is entitled to one vote. A Shareholder may act at any meeting of Shareholders by appointing another person in writing (whether in original or by telefax, cable, telegram or telex), whether a Shareholder or not, as its proxy.

Except as otherwise required by law or by these Articles of Association, resolutions at a meeting of Shareholders will be passed by a simple majority of those Shares represented and voting at the meeting and with the consent of the General Partner.

The following matters shall require a quorum (if and when required as a matter of the Law) of half of the Company’s issued and outstanding Shares and a two-thirds majority vote of those Shares represented and voting at the meeting:

(i)	amendment of these Articles of Association;

(ii)	dissolution and the liquidation of the Company;

(iii)	setting of the authorised share capital and the authorisation given to the General Partner to increase the Company’s share capital within the limits of the authorisation;

(iv)	decrease of the Company’s share capital; and

(v)	sale of all or substantially all of the Company’s assets.

The following matters shall require a unanimous resolution of all the Shareholders of the Company:

(i)	the redomestication of the Company (i.e. its migration) by the change of the nationality of the Company; and

(ii)	the assessment of the Shareholders.

The Shares shall, as a rule, vote as a single class. Matters adversely affecting the rights of the holders of a specific share class only shall require a quorum (if and when required as a matter of the Law) of half of the class’ issued and outstanding Shares and a two-thirds majority vote of the Shares of that share class and, in respect of such matters but only in respect of such matters, the holders shall vote as a separate class.

Article 12 — Convening notice

Shareholders’ meetings shall be convened by the General Partner or by the Supervisory Board, pursuant to a notice setting forth the agenda and sent by registered mail at least eight days prior to the meeting to each Shareholder at the Shareholder’s notice address on record or, failing which, its residence address on record in the share register of the Company or by two publications in each of the Luxembourg press and in the Luxembourg Official Gazette (Mémorial), whereby the first publication shall be made so that the second publication shall be made at least eight days prior to the meeting and with there being at least an eight-day interval between the first and the second publications for the meeting.

If all the Shareholders are present or represented at a meeting of Shareholders, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

The General Partner may determine all reasonable conditions that must be fulfilled by Shareholders for them to participate in any meeting of Shareholders.

Article 13 — Powers of the meeting of Shareholders

Any regularly constituted meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. The meeting of Shareholders may resolve on any item only with the consent of the General Partner.

Article 14 — Management

The Company shall be managed by the General Partner who shall be the liable partner (associé - gérant — commandité) and who shall be personally, jointly and severally liable with the Company for all liabilities which cannot be met out of the assets of the Company.

The General Partner is vested with the broadest powers to perform all acts of administration and disposition in the Company’s interest which are not expressly reserved by the Law or by these Articles of Association to the meeting of Shareholders or to the Supervisory Board.

The General Partner shall have the sole authority to institute and direct court proceedings and to negotiate, settle and compromise disputes on behalf of the Company and may delegate this authority to such persons or committees as it may designate, provided the Supervisory Board shall have approved the persons to whom the delegation by the General Partner of such authority is made.

The General Partner shall have the power on behalf and in the name of the Company to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable or useful or incidental thereto. Except as otherwise expressly provided, the General Partner has, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Company, all rights and powers necessary or convenient to carry out the purposes of the Company.

Article 15 — Authorised signature

The Company shall be bound by the corporate signature of the General Partner as made by the individual or joint signatures of any other persons to whom authority shall have been delegated by the General Partner as the General Partner shall determine in its discretion, provided the Supervisory Board shall have approved the persons to whom the delegation by the General Partner of such authority is made.

Article 16 — Remuneration of General Partner; Expenses

The General Partner shall receive no remuneration from the Company for its duties. To the largest extent permitted by applicable law, but without prejudice to the second paragraph of Article 9, the Company shall bear, and reimburse for, the costs and expenses incurred by the General Partner resulting from the performance of its duties and/or actions taken on behalf of and/or for the benefit of the Company and may make advances to the General Partner in connection therewith (including, without limitation, losses, damages and defense costs resulting from actual or threatened third party claims).

Article 17 — Supervisory Board

The affairs of the Company and its financial situation including particularly its books and accounts shall be supervised by a supervisory board composed of at least three board members (herein referred to as the “Supervisory Board”).

The Supervisory Board shall be consulted by the General Partner on such matters as the General Partner may determine, and it shall authorise any actions of the General Partner that may, pursuant to the Law or under these Articles of Association, exceed the powers of the General Partner.

The Supervisory Board shall approve those individuals put forth from time to time by the General Partner to exercise the General Partner’s powers with respect to the management of the Company, and the General Partner shall act only through such individuals.

The Supervisory Board shall be elected by a simple majority vote of the general meeting of Shareholders for a maximum term of six years, which shall be renewable.

The general meeting of Shareholders shall determine the remuneration of the Supervisory Board, if any. The Supervisory Board shall be convened by its chairman (as appointed by the Supervisory Board from the Board members) or by the General Partner.

Written notice of any meeting of the Supervisory Board shall be given to all members of the Supervisory Board with at least eight days prior notice, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth in the notice of the meeting. This notice may be waived by the consent in writing, whether in original or by cable, telegram, telefax or telex of each member. Separate notice shall not be required for individual meetings held at times and places prescribed in a schedule previously adopted by resolution of the Supervisory Board. If all the members of the Supervisory Board are present or represented at a meeting of Supervisory Board, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

Any member may act at any meeting of the Supervisory Board by appointing in writing, whether in original or by cable, telegram, telex, telefax or other electronic transmission another member as his proxy.

The Supervisory Board can deliberate or act validly only if at least the majority of its members are present or represented. Resolutions shall be approved if taken by a majority of the votes of the members present or represented at such meeting. Resolutions may also be taken in one or several written instruments signed by all the members.

No member of the Supervisory Board shall be liable in respect of any negligence, default or breach of duty on his own part in relation to the Company and each member of the Supervisory Board shall be indemnified out of the funds of the Company against all liabilities, losses, damages or expenses arising out of the actual or purported execution or discharge of his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office; provided that this exemption from liability and indemnity shall not extend to any matter which would render them void pursuant to Luxembourg law.

Article 18 — Accounting year — Accounts

The accounting year of the Company shall begin on 1st September and it shall terminate on 31st August of each year.

The accounts of the Company shall be stated in euro and/or United States dollars or in any other fungible currency as decided by the General Partner.

Article 19 — Allocation of profits

From the annual net profits of the Company, five per cent (5%) shall be allocated to the legal reserve as required by the Law. This allocation shall cease to be required as soon as such legal reserve amounts to ten per cent (10%) of the nominal issued share capital of the Company as stated in Article 5 hereof as increased or reduced from time to time.

The General Partner shall determine how the annual net profits shall be disposed of, and it shall decide to pay dividends from time to time, as it, in its discretion, believes to suit best the corporate purpose and policy of the Company. A general meeting of Shareholders shall have to approve the General Partner’s decision to pay dividends as well as the profit allocation proposed by the General Partner.

~~Each Shareholder shall have dividend rights corresponding to its share. Each Class II common Share shall entitle its holder to receive a dividend equal to 10% of any dividend to which a Class I Common Share entitles its holder, whether in cash or in kind.~~

~~The dividends~~Dividends may be paid in Euro or in United States Dollars or in any other currency determined by the General Partner and they may be paid at such places and times as shall be determined by the General Partner.

The General Partner may decide to pay interim dividends under the conditions and within the limits laid down in the Law.

Article 20 — Dissolution and liquidation

The Company may be voluntarily dissolved by a resolution passed at a general meeting of Shareholders with the consent of the General Partner.

The liquidation shall be carried out by one or several liquidators (who may be physical persons or legal entities) named by a general meeting of Shareholders which shall also determine their powers and their remuneration.

Each holder of Shares of the Company shall be entitled (to the extent of the availability of funds or assets in sufficient amount), to the repayment of the nominal share capital amount corresponding to its Share holdings. The liquidation proceeds (if any), including the return of nominal share capital, shall be paid so that each Class II Common Share shall entitle its holder to receive a liquidation payment equal to 10% of any liquidation payment to which a Class I Common Share or a Class III Common Share or a Class III Letter Share entitles its holder.

Article 21 -– Amendments

These Articles of Association may be amended from time to time by a general meeting of Shareholders, subject to the quorum and majority requirements provided by the laws of Luxembourg, and subject to the consent of the General Partner.

Article 22 — Tax Matters

The General Partner may, in its sole discretion, make any tax elections with respect to the Company, provided that the General Partner reasonably determines that any such election would not have an adverse tax impact on any Shareholder.

Article 23 — Applicable law

All matters not governed by these Articles of Association shall be determined by application of the provisions of Luxembourg law, and, in particular, of the Law.

Article 24 – Definitions

The “Average Price Per Share” as of any day shall equal the average of the high and low sales prices of Accenture Ltd Class A Common Shares as reported on the New York Stock Exchange (or if the Accenture Ltd Class A Common Shares are not listed or admitted to trading on the New York Stock Exchange, on the American Stock Exchange, or if the Accenture Ltd Class A Common Shares are not listed or admitted to trading on the American Stock Exchange, on the Nasdaq National Market, or if the Accenture Ltd Class A Common Shares are quoted on the Nasdaq National Market, on the over-the-counter market as furnished by any nationally recognized New York Stock Exchange member firm selected by Accenture Ltd for such purpose), net of customary brokerage and similar transaction costs as determined with respect to the Company and by the Company.

The “Market Price of an Accenture Ltd Class A Common Share” as of any day shall equal the Average Price Per Share as of such day, unless Accenture Ltd sells (i.e. trade date) shares of its Class A Common Shares on such day for cash other than in a transaction with any employee or an affiliate and other than pursuant to a preexisting obligation; in which case the “Market Price of an Accenture Ltd Class A Common Share” as of such day shall be the weighted average sale price per share, net of brokerage and similar costs.

A “United States business day” shall mean a day other than a Saturday, Sunday or United States federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight (Eastern time).

A “United States trading day” shall mean a day on which Accenture Ltd Class A Common Shares are traded on the New York Stock Exchange or any other exchange on which they may be listed from time to time.

The “Valuation Ratio” at any time shall equal 1.00, provided that the Valuation Ratio shall be subject to adjustment from time to time pursuant to the following provisions of this Article 23. If at any time:

(i)	Accenture Ltd acquires or otherwise holds more than a de miminis amount of assets other than:

(a)	its shareholding in the Company,

(b)	any direct or indirect interest in its own shares (provided that such shares would not be treated as an asset of Accenture Ltd on a consolidated balance sheet of Accenture Ltd prepared in accordance with generally accepted accounting principles in the United States of America) or

(c)	any assets that it holds only transiently prior to contributing or loaning such assets to the Company (provided that any such transiently held assets are so contributed or loaned prior to the end of the then current fiscal quarter of Accenture Ltd),

(ii)	Accenture Ltd incurs or otherwise is liable for more than a de miminis amount of liabilities other than any liability for which it is the obligee under a corresponding liability of the Company or

(iii) circumstances otherwise require, then

(1)	the General Partner shall promptly inform the Supervisory Board and those members of the Supervisory Board that are also Limited Shareholders (in such capacity, the “Limited Shareholders Committee”) of such fact,

(2)	the General Partner shall provide the Limited Shareholders Committee with such other information, including financial information or statements, as the Limited Shareholders Committee may reasonably require in connection with the determinations contemplated by the following clause (3) of this sentence and

(3)	each of the General Partner and the Limited Shareholders Committee shall use their best efforts to promptly:

(x)	determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture Ltd Class A Common Share and a Class I Common Share and

(y)	if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture Ltd or otherwise and whether a process for a one-time adjustment or recurring adjustments).

If the General Partner and the Limited Shareholders Committee determine that an adjustment in the Valuation Ratio is so required and determine a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process. If no agreement can be reached promptly (but in any event within 45 days) between the General Partner and the Limited Shareholders Committee as to whether any such adjustment is so required or as to a process for equitable adjustment, then the General Partner and the Limited Shareholders Committee shall choose an independent arbitrator (which may be a leading international investment bank) who is a recognized expert in the field of company valuation to (x) determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture Ltd Class A Common Share and a Class I Common Share and (y) if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture Ltd or otherwise and whether a process for a one-time adjustment or recurring adjustments). If the arbitrator determines that an adjustment in the Valuation Ratio is so required and determines a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process.

If Accenture Ltd:

(i)	pays a dividend or makes a distribution on its Accenture Ltd Class A Common Shares in Accenture Ltd Class A Common Shares,

(ii)	subdivides its outstanding Accenture Ltd Class A Common Shares into a greater number of shares,

(iii)	combines its outstanding Accenture Ltd Class A Common Shares into a smaller number of shares,

(iv)	makes a distribution on its Accenture Ltd Class A Common Shares in shares of its share capital other than Accenture Ltd Class A Common Shares or

(v)	issues by reclassification of its Accenture Ltd Class A Common Shares any shares of its share capital,

then the Valuation Ratio in effect immediately prior to such action shall be adjusted so that the holder of Class I Common Shares thereafter redeemed may receive the redemption price or number of shares of share capital of Accenture Ltd, as the case may be, which it would have owned immediately following such action if it had redeemed immediately prior to such action (after taking into account any corresponding action taken by the Company).

In the event of any business combination, amalgamation, restructuring, recapitalization or other extraordinary transaction directly or indirectly involving Accenture Ltd or any of its securities or assets as a result of which the holders of Accenture Ltd Class A Common Shares shall hold voting securities of an entity other than Accenture Ltd, the terms “Accenture Ltd Class A Common Shares” and “Accenture Ltd” shall refer to such voting securities formerly representing or distributed in respect of Accenture Ltd Class A Common Shares and such entity, respectively.